Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 111 to Registration Statement No. 33-40682 on Form N-1A of our report dated February 28, 2015 relating to the financial statements and financial highlights of Lazard Master Alternatives Portfolio of The Lazard Funds, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

November 25, 2015